Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
As of June 30, 2026, Intapp, Inc. (“us,” “our,” “we” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share.
The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, our stockholders’ agreement entered into in July 2021 and our Third Amended and Restated Registration Rights Agreement entered into in July 2026 (the “amended and restated registration rights agreement”), which are each filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.1 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws, our stockholders’ agreement, our amended and restated registration rights agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for more information.
Authorized Capital Stock
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated.
Common stock
Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders, other than the election of directors and matters which, by statute, require a greater vote, must be approved by the affirmative vote of the holders of a majority in voting power of the shares of our stock, present in person or represented by proxy and entitled to vote on the subject matter. Directors shall be elected by a plurality of the votes cast. Except as otherwise provided by law or by our amended and restated certificate of incorporation, amendments to our amended and restated certificate of incorporation must be approved by the holders of a majority in voting power of the shares of our stock entitled to vote thereon. Our amended and restated certificate of incorporation provides that the amendment of the provisions relating to (i) the amendment of our amended and restated bylaws, (ii) the limitation of liability of directors, (iii) the directors, (iv) the limitation on action by written consent of stockholders, (v) the limitation on calling special meeting of stockholders, (vi) exclusive forum for bringing actions against the Company and (vii) corporate opportunities requires approval of the holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote thereon. Holders of our common stock shall not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation or the DGCL. Subject to the rights of the holders of any outstanding series of preferred stock, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of shares of our stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Dividends and Distributions. Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.
No Preemptive or Similar Rights. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.
Fully Paid and Non-Assessable. All outstanding shares of our common stock are fully paid and non-assessable.
Preferred stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock, with each series having such terms as stated in the resolutions of the board of directors establishing such series.

Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further stockholder action. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•the designation of the series;
•the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease, (but not below the number of shares then outstanding);
•the dividend rights, conversion rights, redemption privileges and liquidation preferences of the series;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage a takeover attempt or other transaction that a stockholder might consider to be in its best interests, including a takeover attempt that might result in a premium over the market price for holders of shares of our common stock.
Stockholders’ agreement
We are party to a stockholders’ agreement that provides that so long as certain stockholders, including certain entities affiliated with certain of our directors, beneficially own at least 10% of our outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the stockholders’ agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by such stockholders in accordance with the stockholders’ agreement. The stockholders’ agreement will terminate automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting.
Registration rights
We are party to an amended and restated registration rights agreement with certain stockholders, including certain entities affiliated with certain of our directors, which provides these stockholders (and their permitted transferees) with the right to require us, at our expense, to register their shares of our common stock (for so long as Anderson Investments Pte Ltd. (together with its affiliates, “Anderson”) holds at least five percent (5%) of the then outstanding common stock of the Company) under the Securities Act for sale into the public markets. The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act, provided, however, that the electing holders will be responsible for certain of our counsel fees and their own advisers’ fees, in each case in accordance with the amended and restated registration rights agreement. The following description summarizes such rights and circumstances.
Demand Rights/Shelf Registration Rights. Subject to certain limitations, certain of our stockholders (each a “demand holder”) have the right by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the amended and restated registration rights agreement. We will notify the other parties to the amended and restated registration rights agreement promptly following receipt of notice of a demand registration from a demand holder. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to expeditiously effect (but in any event no later than ninety days following the demand request) the registration of all securities with respect to which we receive a written request for inclusion in the registration. Each demand holder will be limited to an aggregate of three demand registrations.
We are not required to effect any demand registration (i) if the aggregate sale price of securities proposed to be included in such demand registration is expected to be less than $50 million or (ii) if such demand request is made within one hundred twenty days after the effective date of a registration statement filed by us covering a firm commitment underwritten public offering in which the demand holders shall have been entitled to join pursuant to certain piggyback registration rights held by them.
In addition, if we are eligible to file a shelf registration statement on Form S-3, each demand holder can request, one time, that we register their shares for resale on such shelf registration statement or prospectus supplement to a previously filed shelf registration statement. We are required to maintain a continuously effective shelf registration statement on Form S-3 (or any successor form)

covering all registrable securities held by the demand holder, and to file a renewal or replacement shelf registration statement before any existing shelf registration statement expires.
Piggyback Registration Rights. Holders of registrable shares of common stock under the amended and restated registration rights agreement are entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us at any time. This piggyback right applies to any registration other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms).
Anti-takeover effects of Delaware law and our organizational documents
Our amended and restated certificate of incorporation and our amended and restated bylaws include provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:
Issuance of undesignated preferred stock. As discussed above under “-Preferred Stock,” our Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Classified Board. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders, subject to the designation rights set forth in the stockholders’ agreement. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a stockholder might consider a tender offer or change in control to be in its best interests. Additionally, for so long as Anderson beneficially owns at least 10.0% of our outstanding common stock, pursuant to the stockholders’ agreement, it shall have the right to nominate one director to our board of directors.
In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the terms of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote at an election of directors. Our amended and restated certificate of incorporation and bylaws also provide that subject to the terms of any series of preferred stock, any vacancy or newly created directorship in our board of directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.
Ability of our Stockholders to Act. Our amended and restated certificate of incorporation and bylaws do not permit our stockholders to call special stockholders meetings; special stockholders meetings may only be called by the board of directors, the chairperson of the board of directors or the Chief Executive Officer of the Company. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, and no action shall be taken by the stockholders by written consent; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors (or any duly authorized committee thereof) or (b) by any of our stockholders who are stockholders as of the applicable record date and comply with the notice provisions as set forth in our amended and restated bylaws. The advance notice requirements of our amended and restated bylaws do not apply to any stockholder who is entitled to nominate a director pursuant to the stockholders’ agreement for so long as they remain entitled to nominate a director thereunder. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than

30 days before or more than 70 days after such anniversary date, notice by a stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. The advance notice requirements of our amended and restated bylaws do not apply to any stockholder who is entitled to nominate a director pursuant to the stockholders’ agreement for so long as they remain entitled to nominate a director thereunder.
Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders except for business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any of our stockholders (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting or special meeting and (ii) who complies with the notice procedures set forth in our amended and restated bylaws.
Certain Anti-takeover Provisions of Delaware Law. The Company will initially not be governed by Section 203 of the DGCL; provided, however, that the restrictions contained within Section 203 of the DGCL will apply to the Company immediately following the time at which both of the following conditions exist: (i) Section 203 of the DGCL by its terms would, but for the provisions of our amended and restated certificate of incorporation, apply to the Company; and (ii) Anderson does not own (as defined in Section 203 of the DGCL) shares of capital stock of the Company representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of the Company. Section 203 of the DGCL prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder for a period of three years following the time the interested stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:
•our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the time of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Choice of Forums
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Our amended and restated certificate of incorporation and bylaws further provide that any person or entity purchasing, otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause. It is possible that a court of law could rule that the choice of forum provisions contained in our amended and restated certificate of incorporation and bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings.
Limitations on Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly required to advance certain expenses (including attorneys’ fees) to our current or former directors and officers upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it shall be ultimately determined that such person is not entitled to indemnification. We will also carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Further, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements and any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Corporate Opportunity
Under our amended and restated certificate of incorporation, to the extent permitted by law:
•Anderson nor any of its officers, directors, partners, members, shareholders or employees have any fiduciary duty to refrain from engaging in or possessing any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company and its subsidiaries, and may provide advice and other assistance to any such investment, business venture or person;
•Anderson nor any of its officers, directors, partners, members, shareholders or employees are obligated to present any particular investment or business opportunity to the Company or its subsidiaries even if such opportunity is of a character that, if presented to the Company or its subsidiaries, could be pursued by the Company or its subsidiaries, and Anderson and its officers, directors, partners, members, shareholders or employees have the right to pursue for their own account or to recommend to any other person any such business or investment opportunity; except if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company; and
•the Company and its subsidiaries have waived and renounced any right, interest or expectancy to participate in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to Anderson or its officers, directors, partners, members, shareholders or employees or business opportunities of which Anderson or its officers, directors, partners, members, shareholders or employees gain knowledge, even if the opportunity is competitive with the business of the Company, other than any corporate opportunity presented to any director of the Company if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company.

Our amended and restated certificate of incorporation further provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the corporate opportunity clause.
Transfer Agent
The registrar and transfer agent for our common stock is the Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “INTA.”